Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6500	Pamela Matthews Investor/Analyst Information Digital Realty Trust, Inc. +1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2009 RESULTS

Strong performance yields 23% year-over-year growth in FFO per diluted share and unit

Highlights:

•	Reported FFO of $0.70 per diluted share and unit for the quarter ended March 31, 2009, up 22.8% from the first quarter of 2008;

•	Reported net income for the quarter ended March 31, 2009 of $21.2 million and net income available to common stockholders of $10.3 million, or $0.14 per diluted share;

•

Sourced approximately $432 million of additional capital year-to-date, including upsizing the revolving credit facility, and completing the senior exchangeable debenture offering and the follow-on common stock offering;

•	Enhanced liquidity position, resulting in $770 million of immediate liquidity through short term investments and funds that can be drawn on the revolving credit facility;

•	Commenced leases on approximately 450,000 square feet during the first quarter at an average annualized GAAP rent of approximately $82 per square foot, including non technical space; and

•	Signed leases on approximately 85,000 square feet during the first quarter at an average annualized GAAP rent of approximately $122 per square foot, including non technical space.

San Francisco, Calif. (April 30, 2009) – Digital Realty Trust, Inc. (NYSE: DLR), the leading owner and manager of corporate and Internet gateway datacenter facilities, today announced financial results for the first quarter of 2009. The Company reported total operating revenues of $149.1 million in the first quarter of 2009, up 1.4% from $147.1 million in the fourth quarter of 2008 and up 30.2% from $114.5 million in the first quarter of 2008.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Funds from operations (“FFO”) on a diluted basis was $64.5 million in the first quarter of 2009, or $0.70 on a diluted per share and unit basis, down 6.7% from $0.75 per diluted share and unit in the previous quarter, and up 22.8% from $0.57 per diluted share and unit in the first quarter of 2008.

“The FFO of $0.75 per diluted share and unit for the fourth quarter of 2008 included approximately $0.07 of additional FFO from certain significant items, primarily related to a lease termination fee and property tax adjustments, that did not represent ongoing revenue streams. When adjusted for these items, first quarter FFO increased 2.9% over the fourth quarter of 2008,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust.

Net income for the first quarter was $21.2 million, down 15.5% from $25.1 million in the fourth quarter of 2008 and up 96.3% from $10.8 million in the first quarter of 2008. Net income available to common stockholders in the first quarter was $10.3 million, or $0.14 per diluted share, down from $13.8 million, or $0.19 per diluted share in the fourth quarter of 2008, and up from $2.3 million, or $0.03 per diluted share in the first quarter of 2008.

“Our strong financial results for the quarter, despite the challenging economic conditions, reflect the continued demand for high quality technical space for corporate IT applications and our team’s ability to capture a significant amount of that demand by consistently delivering Turn-Key DatacenterSM, Powered Base BuildingSM and build to suit datacenter products to our customers,” commented Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “When combined with our successful capital raising activities this year, we are well positioned to meet our goals for 2009 and continue to grow our business into 2010.”

On January 1, 2009, the Company adopted FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement), which was required to be applied retrospectively. Accordingly, net income for all historical periods since the issuance of the 4.125% Senior Exchangeable Debentures in August 2006 has been retrospectively adjusted. For example, the quarters ended March 31 and December 31, 2008 have been adjusted to include $0.5 million and $0.6 million of additional interest expense, net of capitalized interest and allocation to noncontrolling interests, respectively. These adjustments resulted in a decrease in FFO on a diluted share and unit basis by $0.01 for the quarters ended March 31 and December 31, 2008.

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation of U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Acquisitions and Leasing Activity

For the quarter ended March 31, 2009, the Company commenced leases totaling approximately 450,000 square feet of space. This includes approximately 134,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $179.00 per square foot, approximately 173,000 square feet of Powered Base Building SM space leased at an average annual GAAP rental rate of $62.00 per square foot, and approximately 143,000 square feet of non-technical space leased at an average annual GAAP rental rate of $15.00 per square foot.

The Company signed leases during the first quarter of 2009 totaling approximately 85,000 square feet of space. This includes approximately 57,000 square feet of Turn-Key Datacenter SM space leased at an average annual GAAP rental rate of $172.00 per square foot and approximately 28,000 square feet of non-technical space leased at an average annual GAAP rental rate of $19.00 per square foot.

As of April 30, 2009, the Company’s portfolio comprises 75 properties, excluding one property held in an unconsolidated joint venture, consisting of 99 buildings totaling approximately 13.0 million rentable square feet, including 1.2 million square feet of space held for redevelopment. The portfolio is strategically located in 27 key technology markets throughout North America and Europe.

Balance Sheet Update

Total assets grew to approximately $3.4 billion at March 31, 2009, from $3.3 billion at December 31, 2008. Total debt at March 31, 2009 and at December 31, 2008 was approximately $1.4 billion. Stockholders’ equity was approximately $1.5 billion at March 31, 2009, up from $1.4 billion at December 31, 2008.

On April 28, an additional $45.0 million commitment was obtained for the revolving credit facility, increasing total commitments from $675.0 million to $720.0 million. Concurrently, the sub-facility for multicurrency advances increased from $462.5 million to $485.0 million.

On April 20, the Company issued $266.4 million of its 5.50% Exchangeable Senior Debentures due 2029, resulting in $258.6 million in net proceeds that will be used to temporarily repay borrowings under the revolving credit facility, to fund development and redevelopment activities, and for general corporate purposes.

On February 13, 2009, the Company completed a public offering of 2.5 million shares of common stock, which generated approximately $83.5 million in net proceeds. The Company utilized the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to fund development and redevelopment activities, and for general corporate purposes.

On January 6, 2009, the Company received funds from a third draw on the Prudential Shelf Facility of $25.0 million with an interest-only rate of 9.68% per annum and a seven-year maturity. The Company utilized the proceeds to temporarily repay borrowings under its revolving credit facility, to fund development and redevelopment activities and for general corporate purposes.

Also on January 6, practical completion of construction was achieved on a datacenter facility located on London’s perimeter. During the quarter, the Company drew down an additional £13.7 million and put in place an interest rate swap. The permanent £42.8 million loan is a five-year interest-only financing with an all-in swapped fixed rate of 4.18% and no amortization.

In addition, on March 9, 2009, the Company repaid the outstanding principal balance of $96.3 million on the mortgage loan with respect to 350 East Cermak Road, along with accrued interest and other fees. The repayment was financed with borrowings under the Company’s revolving credit facility.

“Currently, we have approximately $770 million of immediate liquidity through short-term investments and funds that can be drawn on our revolving credit facility,” added Mr. Stein. “This provides us with sufficient liquidity to meet our currently anticipated capital requirements budgeted through 2009 and debt maturities for the next three years without raising additional capital. Although we are not changing 2009 guidance at this time, we are increasing the range for our redevelopment capital expenditures for the year by $50 million to $325 million to $375 million, which will support our growth in 2010.”

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, April 30, 2009 at 1:00 pm ET/10:00 am PT to discuss its first quarter 2009 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial 800-218-0530 (for domestic callers) or 303-262-2004 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 pm PT on Thursday, April 30, 2009 until 11:59 pm PT on Thursday, May 7, 2009. The telephone replay can be accessed by dialing 800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11125411#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, redevelops, develops and manages technology-related real estate. The Company is focused on providing Turn-Key DatacenterSM and Powered Base BuildingSM datacenter solutions for domestic and international tenants across a variety of industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust’s 75 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 13.0 million rentable square feet as of April 30, 2009, including 1.2 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 27 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets or the industry sectors that we sell to; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters;

financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Condensed Consolidated Income Statements

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
		(adjusted)
Operating Revenues:
Rental	$118,089	$92,746
Tenant reimbursements	31,027	21,787
Other	18	14

Total operating revenues	149,134	114,547

Operating Expenses:
Rental property operating and maintenance	42,573	31,681
Property taxes	9,211	8,124
Insurance	1,456	1,205
Depreciation and amortization	46,304	39,153
General and administrative	10,102	8,783
Other	285	307

Total operating expenses	109,931	89,253

Operating income	39,203	25,294

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	1,116	158
Interest and other income	243	655
Interest expense	(18,937)	(15,202)
Income tax expense	(436)	(89)

Net Income	21,189	10,816
Net income attributable to noncontrolling interests	(793)	(239)

Net Income Attributable to Digital Realty Trust, Inc.	20,396	10,577
Preferred stock dividends	(10,101)	(8,258)

Net Income Available to Common Stockholders	$10,295	$2,319

Net income per share available to common stockholders:
Basic	$0.14	$0.04
Diluted	$0.14	$0.03
Weighted average shares outstanding:
Basic	74,703,755	65,431,586
Diluted	74,895,168	67,142,783

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(adjusted)
ASSETS

Investments in real estate
Properties:
Land	$314,077	$316,318
Acquired ground leases	2,669	2,733
Buildings and improvements	2,577,169	2,467,830
Tenant improvements	252,549	255,818

Investments in properties	3,146,464	3,042,699
Accumulated depreciation and amortization	(337,663)	(302,960)

Net investments in properties	2,808,801	2,739,739
Investment in unconsolidated joint venture	8,597	8,481

Net investments in real estate	2,817,398	2,748,220
Cash and cash equivalents	78,936	73,334
Accounts and other receivables, net	37,923	39,108
Deferred rent	110,913	99,957
Acquired above market leases, net	29,638	31,352
Acquired in place lease value and deferred leasing costs, net	219,228	222,389
Deferred financing costs, net	14,787	16,275
Restricted cash	31,234	45,470
Other assets	11,555	4,940

Total Assets	$3,351,612	$3,281,045

LIABILITIES AND EQUITY

Revolving credit facility	$254,021	$138,579
Unsecured senior notes	83,000	58,000
Mortgage loans	939,807	1,026,594
Exchangeable senior debentures	162,860	161,901
Accounts payable and other accrued liabilities	139,606	171,176
Accrued dividends and distributions	—	26,092
Acquired below market leases, net	72,075	76,660
Security deposits and prepaid rents	54,168	46,967

Total Liabilities	1,705,537	1,705,969

Noncontrolling interest in operating partnership	152,029	152,159

Equity:
Stockholders' equity	1,475,119	1,416,574
Noncontrolling interests	18,927	6,343

Total Equity	1,494,046	1,422,917

Total Liabilities and Equity	$3,351,612	$3,281,045

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO) (1)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
		(adjusted)	(adjusted)
Net income available to common stockholders	$10,295	$13,793	$2,319
Adjustments:
Noncontrolling interests	793	1,238	239
Real estate related depreciation and amortization (2)	46,087	46,890	38,994
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	646	(286)	894

FFO available to common stockholders and unitholders (3)	$57,821	$61,635	$42,446

Basic FFO per share and unit	$0.72	$0.78	$0.59
Diluted FFO per share and unit (3)	$0.70	$0.75	$0.57
Weighted average common stock and units outstanding
Basic	80,550	79,096	72,175
Diluted (3)	92,571	91,123	82,524

(1)    Financial information for prior periods has been adjusted for the retroactive application of the following new accounting guidance adopted by the Company effective January 1, 2009: FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May be Settled Upon Conversion (Including Partial Cash Settlement)”; Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”.

(2) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	46,304	47,086	39,153
Non real estate depreciation	(217)	(196)	(159)

	$46,087	$46,890	$38,994

(3)    At March 31, 2009, we had 6,999,955 series C convertible preferred shares and 13,795,500 series D convertible preferred shares outstanding that were convertible into 3,614,777 common shares and 8,215,221 common shares, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
FFO available to common stockholders and unitholders	$57,821	$61,635	$42,446

Add: Series C convertible preferred dividends	1,914	1,914	1,914
Add: Series D convertible preferred dividends	4,742	4,744	2,899

FFO available to common stockholders and unitholders—diluted	$64,477	$68,293	$47,259

Weighted average common stock and units outstanding	80,550	79,096	72,175
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock)	191	194	1,712
Add: Effect of dilutive series C convertible preferred stock	3,615	3,615	3,615
Add: Effect of dilutive series D convertible preferred stock	8,215	8,218	5,022

Weighted average common stock and units outstanding—diluted	92,571	91,123	82,524

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.